Exhibit 10.74

Viisage Technology, Inc.

296 Concord Road

Billerica, MA 01821

February 13, 2006

Elliot Mark, Esquire

Viisage Technology, Inc.

296 Concord Road, Third Floor

Billerica, MA 01821

Dear Mr. Mark:

In connection with the acquisition by Viisage Technology, Inc. (“Viisage”) of Identix Incorporated (“Identix”), you will be offered a new role at Viisage with specific terms (title, responsibilities, compensation, etc.) to be determined by your management. Upon the closing of the acquisition of Identix, Inc. by Viisage, or such later date as may be agreed by you and Viisage, you will have the option of accepting either (i) the new role offered by Viisage or (ii) being provided with the following severance package:

1.	Severance payment equal to your then-current base salary for 12 months following the termination date;

2.	Prorated bonus payment for 2006 based on then-current target bonus;

3.	Viisage will continue to pay the employer portion of medical and dental benefits, disability insurance and life insurance during the severance period;

4.	Full acceleration of all stock options and restricted stock grants on the same terms as if the acquisition constituted a “change in control” under the applicable option and restricted stock agreements;

5.	Extension of exercise period for all stock options to 12 months following the termination date; and

6.	Any such other benefits as agreed upon between you and the company.

Notwithstanding the foregoing, your right to receive the foregoing severance package is subject to the requirement that you give the NEWCO CEO not less than 60 days advance written notice of the termination date of your employment in order to permit an orderly transition (which notice period may be waived or reduced by the NEWCO CEO in his discretion).

Please sign below to indicate your agreement with the foregoing.

Very truly yours, Viisage Technology, Inc.

By:	/S/ ROBERT V. LAPENTA
Robert V. LaPenta Chairman of the Board

Accepted and Agreed:

/S/ ELLIOT MARK
Elliot Mark